Exhibit 99.1

Certain confidential information (indicated by [***]) has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
GREEN DOT CORPORATION

NOTICE OF STOCK OPTION GRANT
Unless otherwise defined herein, the terms defined in the Green Dot Corporation (the “Company”) 2010 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Stock Option Grant (the “Notice”), except to the extent defined in that certain employment agreement by and between the Company and Daniel Eckert (the “Employment Agreement”).
Name:    Daniel Eckert
Address:    By Electronic Mail
You (the “Participant”) have been granted an option to purchase shares of Common Stock of the Company subject to the terms and conditions of the Plan, this Notice and the Stock Option Award Agreement (the “Option Agreement”).

Date of Grant:	May 6, 2020
Vesting Commencement Date:	May 6, 2020
Exercise Price per Share:	$28.19
Total Number of Shares:	750,000
Type of Option:	__X_ Non-Qualified Stock Option
Expiration Date:	May 6, 2027

Post-Termination Exercise Period:	Voluntary without Good Reason (other than for Disability or Death) = 3 Months Disability = 12 Months Death = 12 Months
Voluntary for Good Reason = 24 months
Involuntary Termination without Cause = 24 months

Vesting Schedule:	Subject to the limitations set forth in this Notice and the Option Agreement, the Option will vest and may be exercised, in whole or in part, in accordance with the following schedule:

(a)
Performance-vesting requirement: The Option shall satisfy the performance-vesting requirement to the extent that the Company’s closing stock price over any twenty (20) consecutive trading day period occurring prior to the fifth anniversary of the Date of Grant is equal to or exceeds the applicable Stock Price Hurdle, during which the applicable Stock Price Hurdle of each such tranche is achieved, as follows:

Tranche	Stock Price Hurdle
Tranche 1: 33 1/3% of Option	[***]
Tranche 2: 33 1/3% of Option	[***]
Tranche 3: 33 1/3% of Option	[***]

(b)
Service-vesting requirement: Subject to the satisfaction of the performance-vesting requirements above, to the extent you remain employed with the Company or are otherwise engaged as a service provider (within the meaning of Section 409A of the Code) to the Company through each of the applicable dates, the option shall vest and become exercisable as follows: (i) the first one-third (33%) of each Tranche of the Option shall become service-vested upon the first anniversary of the Date of Grant and (ii) the remaining two-thirds (66%) of each Tranche of the Option shall become service-vested in twenty-four (24) equal installments at the end of each calendar month occurring after such first anniversary.

(c)
Voluntary Termination for Good Reason/Involuntary Termination without Cause: Notwithstanding anything in this Notice, the Plan or the Option Agreement to the contrary, upon the termination of your employment without Cause by the Company or by you for Good Reason (each, as such term is defined in the Employment Agreement), this Option shall become vested and exercisable in accordance with the terms of Section 10(b)(v) of the Employment Agreement.

You understand that your employment with the Company is subject to your Employment Agreement. You acknowledge that the vesting of the Options pursuant to this Notice is earned only by continuing service as an Employee, Director or Consultant of the Company, except as otherwise provided herein. Participant has read both the Option Agreement and the Plan.

PARTICIPANT:	GREEN DOT CORPORATION
Signature:	By:
Print Name:	Its:
Date:	Date:

GREEN DOT CORPORATION
INDUCEMENT STOCK OPTION AWARD AGREEMENT
Unless otherwise defined in this Stock Option Award Agreement (the “Agreement”), any capitalized terms used herein shall have the meaning ascribed to them in the Green Dot Corporation (the “Company”) 2010 Equity Incentive Plan (the “Plan”). This Award is not being made pursuant to the terms of the Plan, but shall be subject to the terms of the Plan as if granted thereunder and such terms shall be deemed incorporated herein by reference and made a part of this inducement grant. This Award is instead being made pursuant to Section 303A.08 of the New York Stock Exchange Listed Company Manual in connection with the Participant’s commencement of service as Executive Vice President, Chief Product, Strategy and Development Officer of the Company.
Participant has been granted an option to purchase Shares (the “Option”), subject to the terms and conditions of the Notice of Stock Option Grant (the “Notice”) and this Agreement.
1.Vesting Rights. Subject to the applicable provisions of the Plan and this Agreement, this Option may be exercised, in whole or in part, in accordance with the schedule set forth in the Notice.
2.Termination Period.
(a)    General Rule. Except as provided in the Notice, this Agreement and the Plan, in no event shall this Option be exercised later than the Expiration Date set forth in the Notice.
(b)    Termination of Employment. Upon the termination of Participant’s service to the Company, any vested portion of this Option may be exercised for the period set forth in the Notice and this Agreement, provided that (i) upon a termination of the Participant’s employment for Cause, this Option (whether vested or unvested) shall immediately expire and (ii) in no event shall this Option be exercised later than the Expiration Date set forth in the Notice.
3.Grant of Option. The Participant named in the Notice has been granted an Option for the number of Shares set forth in the Notice at the exercise price per Share set forth in the Notice (the “Exercise Price”). In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.
4.Exercise of Option.
(a)    Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice and the applicable provisions of the Plan and this Agreement.
(b)    Method of Exercise. This Option is exercisable by delivery of an exercise notice (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to the Secretary of the Company or other person designated by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.
(c)    No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Participant on the date the Option is exercised with respect to such Exercised Shares.
5.Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Participant:
(a)    cash;
(b)    check;
(c)    a “broker-assisted” or “same-day sale” (as described in Section 11(d) of the Plan); or
(d)    other method authorized by the Company.
6.Non-Transferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent or distribution or court order and may be exercised during the lifetime of Participant only by the Participant unless otherwise permitted by the Committee on a case-by-case basis. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.
7.Term of Option. This Option shall in any event expire on the expiration date set forth in the Notice of Stock Option Grant, which date is 7 years after the Date of Grant.
8.U.S. Tax Consequences. For Participants subject to U.S. income tax, some of the federal tax consequences relating to this Option, as of the date of this Option, are set forth below. All other Participants should consult a tax advisor for tax consequences relating to this Option in their respective jurisdiction. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE PARTICIPANT SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES. The Participant may incur federal ordinary income tax liability upon exercise of a Nonqualified Stock Option (“NSO”). The Participant will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair

Market Value of the Exercised Shares on the date of exercise over their aggregate Exercise Price. If the Participant is an Employee or a former Employee, the Company will be required to withhold from his or her compensation an amount equal to the minimum amount the Company is required to withhold for income and employment taxes or collect from Participant and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.
9.Acknowledgement. The Company and Participant agree that the Option is granted under and governed by the Notice, this Agreement and by the applicable provisions of the Employment Agreement and the Plan (each as incorporated herein by reference). Participant: (i) acknowledges receipt of a copy of the Plan, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the Option subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.
10.Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
11.Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.
12.Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded, and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.
13.No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s service, for any reason, with or without cause.

By your signature and the signature of the Company’s representative on the Notice, you and the Company agree that this Option is governed by the terms and conditions of the Plan (as if granted thereunder), the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and the Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated on the Notice.